For Immediate Release
Phoenix, Arizona – July 23, 2008
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Reports Revenue and Net Income for the Second Quarter of 2008

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter ended June 30, 2008.

For the quarter, total revenue increased 14.4%, to $206.1 million from $180.2 million for the same quarter of 2007.  Revenue, before fuel surcharge, increased 1.2%, to $154.8 million from $153.0 million for the same quarter of 2007.  Net income decreased to $12.7 million from $18.2 million for the same period of 2007.  Net income per diluted share for the quarter was $0.15, compared to $0.21 for the same period of 2007.

The company previously announced a cash dividend increase of $0.01 per share to $.04 per share to shareholders of record on June 6, 2008, which was paid on June 27, 2008.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

"Although we are not satisfied with our recent results, we are encouraged and cautiously optimistic that the second quarter reflected a first step toward a more favorable relationship between freight tonnage and industry-wide trucking capacity.  Our progress during the quarter was attributable to a modest improvement in freight demand, what appears to be a shrinking of available truckload capacity, vigilant management of our asset-based fleet, and continued growth in our non-asset based brokerage operations.

"Until the second quarter of 2008, we had experienced declining asset productivity in our dry van and refrigerated operations for several quarters.  Both miles per tractor and average revenue (excluding fuel surcharges) per total mile had suffered, reflecting a combination of weak freight tonnage, a capacity run-up from large tractor orders by many competitors in 2006-2007, and our fleet growth.  During the 2008 quarter, we improved average revenue per tractor (excluding fuel surcharges) by 2.5%, compared with the second quarter of 2007.  Average revenue per total mile (excluding fuel surcharges) improved approximately 2.7%, aided by higher freight rates and a 160 basis point improvement in non-paid empty miles percentage.  Average length of haul decreased slightly by 2.6%, compared with the second quarter of 2007.  We were especially pleased to achieve these improvements in light of adding 94 tractors to our fleet since the end of the first quarter.  On an average basis, however, we operated 61 fewer tractors than in the second quarter of 2007.

"Despite incremental progress in asset utilization, our regional dry van and refrigerated markets remained highly competitive during the quarter.  The short-to-medium dry van market, in particular, experienced increased competition from traditionally long-haul carriers that are seeking shorter loads to avoid price competition with intermodal service.  The refrigerated market showed encouraging strength in May and June, and all of our asset-based operations seemed to be shifting toward market equilibrium of capacity and demand as the quarter unfolded.

"We were also quite pleased that our Knight Brokerage operations expanded 43.2%, excluding intercompany transactions, to $9.7 million in revenue for the second quarter of 2008. For the quarter, Knight Brokerage posted an operating ratio of 96.3% with very little capital deployed in that non-asset based business.

"From a profitability perspective, Knight Transportation produced a consolidated operating ratio (total operating expenses, net of fuel surcharge, as a percentage of operating revenue, excluding fuel surcharge) of 86.6%.  Knight Dry Van continued to lead the way with an operating ratio of approximately 85.9%.  Knight Refrigerated showed significant improvement to post an operating ratio of 88.4%.

"The largest impact on our expenses continued to be the soaring cost of diesel fuel.  The U.S. Department of Energy national average diesel fuel price for the quarter was $ 4.34 per gallon, an increase of $1.58 per gallon as compared to the second quarter average of 2007.  Operating Income was negatively impacted by approximately $4.25 million or $0.03 per diluted share.  We continue to focus on being more fuel efficient through decreased idle time, improved fuel purchasing, and controlling out-of-route miles.

"In addition, a softening market for used tractors and trailers also negatively affected our results.  Gain on sale of equipment was $792,000 less for the second quarter of 2008 compared to the second quarter of 2007.

"Of the approximately 580 basis point increase in our operating ratio compared with the second quarter of 2007, 325 basis points were attributable to an increase in net fuel expense and decreased gain on sale of equipment.  The balance related to a variety of other expenses that increased somewhat in the quarter.  We do not expect that experience to indicate a trend and feel well-positioned on the cost side going forward, excluding the impact of any further spikes in the cost of fuel.

"During the quarter and year-to-date our business generated significant cash.  For the six months ended June 30, 2008, Knight Transportation generated approximately $28.9 million in cash, of which we used approximately $18.1 million to repurchase shares in the first quarter at an average price of $14.84 and approximately $6.0 million to pay cash dividends to our shareholders in the first and second quarters.  The balance added to our cash reserves.

"At June 30, 2008, our balance sheet reflected $36.1 million in cash and short term investments, zero debt, and $490.9 million in shareholders' equity."

Addressing expectations for the future, Mr. Knight continued:  "During the quarter, we continued to position ourselves to provide truckload service solutions to our customers as the freight environment improves.  During the second quarter of 2008, we opened new service centers in Syracuse, New York (Dry), Nashville, Tennessee (Dry) and Dallas, Texas (Refrigerated). With 29 dry van service centers, five refrigerated service centers, and 11 brokerage branches, we believe we are assembling a powerful and geographically diverse network that can support a substantial increase in freight volumes and our ability to provide solutions to our customers.  Based on our growing network, a history of low cost operation and solid execution, and access to substantial capital resources, we feel very optimistic about our competitive position and our ability to execute our model based on leading growth and profitability."

The company will hold a conference call on July 24, 4PM EDT, to further discuss its results of operations for the quarter ended June 30, 2008.  The dial in number for this conference call is 1-866-259-7123.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2008	2007	2008	2007
REVENUE:
Revenue, before fuel surcharge	$154,833	$153,012	$296,135	$297,837
Fuel surcharge	51,274	27,175	86,383	48,883
TOTAL REVENUE	206,107	180,187	382,518	346,720

OPERATING EXPENSES:
Salaries, wages and benefits	53,895	51,491	103,906	100,330
Fuel expense - gross	72,730	46,521	126,286	86,155
Operations and maintenance	10,647	10,060	19,947	19,332
Insurance and claims	7,713	6,121	14,779	14,127
Operating taxes and licenses	3,852	3,717	7,504	7,274
Communications	1,473	1,152	2,888	2,570
Depreciation and amortization	17,118	16,287	34,071	32,218
Lease expense - revenue equipment	36	106	90	212
Purchased transportation	14,570	13,305	27,491	24,038
Miscellaneous operating expenses	3,350	2,108	6,107	3,892
	185,384	150,868	343,069	290,148
Income From Operations	20,723	29,319	39,449	56,572

Interest income	190	340	445	522
Other income	225	480	225	668

Income Before Income Taxes	21,138	30,139	40,119	57,762
INCOME TAXES	8,446	11,962	16,010	22,966

NET INCOME	$12,692	$18,177	$24,109	$34,796
Net Income Per Share
- Basic	$0.15	$0.21	$0.28	$0.40
- Diluted	$0.15	$0.21	$0.28	$0.40
Weighted Average Shares Outstanding
- Basic	85,523	86,299	85,901	86,236
- Diluted	86,104	87,271	86,427	87,226

BALANCE SHEET DATA:
	6/30/2008	12/31/2007
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$24,375	$23,688
Short term investments	11,702	7,620
Accounts receivable, net	99,925	88,535
Notes receivable, net	146	19
Other current assets	14,027	24,994
Prepaid expenses	8,180	8,776
Income tax receivable	5,917	3,558
Deferred tax asset	11,001	10,157
Total Current Assets	175,273	167,347

Property and equipment, net	459,003	459,548
Notes receivable, long-term	405	887
Goodwill	10,362	10,372
Intangible assets, net	207	238
Other assets and restricted cash	4,999	4,972

Total Assets	$650,249	$643,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$9,952	$17,744
Accrued payroll and purchased transportation	10,425	7,992
Accrued liabilities	7,726	8,048
Claims accrual - current portion	16,211	28,662
Total Current Liabilities	44,314	62,446

Claims accrual - long-term portion	13,994	-
Deferred income taxes	101,026	93,368
Total Long-term Liabilities	115,020	93,368

Total Liabilities	159,334	155,814

Common stock	856	867
Additional paid-in capital	105,789	102,450
Retained earnings	384,270	384,233
Total Shareholders' Equity	490,915	487,550

Total Liabilities and Shareholders' Equity	$650,249	$643,364

	Three Months Ended June 30,			Six Months Ended June 30,

	2008	2007		2008	2007
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$39,527	$38,547	2.5%	$75,550	$76,558	-1.3%

Non-Paid Empty Mile Percent	11.2%	12.8%	-12.5%	11.6%	13.0%	-10.6%

Average Length of Haul	525	539	-2.6%	526	538	-2.2%

Operating Ratio**	86.6%	80.8%		86.7%	81.0%

Average Tractors - Total	3,733	3,794	-1.6%	3,728	3,736	-0.2%

Tractors - End of Quarter:
Company	3,589	3,590		3,589	3,590
Owner - Operator	179	246		179	246
	3,768	3,836		3,768	3,836

Trailers - End of Quarter	8,786	8,739		8,786	8,739

Net Capital Expenditures (in thousands)	$8,892	$6,379		$30,517	$25,314

Cash Flow From Operations (in thousands)	$13,857	$20,644		$53,065	$58,681

*	Includes dry van and refrigerated revenue without fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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